EXHIBIT 10.22

[*]         Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is effective as of the 13th day of June,  2005 (the “Effective Date”), between Corium International, Inc. (“Corium”), located at 2686 Middlefield Rd., Suite G, Redwood City, California 94063 and The Procter & Gamble Company (hereinafter along with its Affiliates, referred to as “P&G”) located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202. P&G and Corium may each be referred to as a “Party” and collectively as the “Parties.”

WHEREAS, P&G is engaged in the business of developing, manufacturing, marketing, distributing, selling and supporting a range of consumer products;

WHEREAS, Corium is the owner or has certain rights in certain patents, marks and technology as is more particularly set out in Exhibit A;

WHEREAS, P&G wishes to obtain, and Corium is willing to grant to P&G, an exclusive license to the Corium Patents (as defined in Paragraph 1.5) and Corium Technology (as defined in Paragraph 1.7) according to the terms and conditions of this Agreement;

WHEREAS, Corium will retain certain rights to the Corium Patents and Corium Technology according to the terms and conditions of this Agreement;

WHEREAS, the Parties have entered into a Product Development and Services Agreement dated 13, 2005 (the “Services Agreement”), under which Corium will provide P&G with certain testing, research, development, prototype production and manufacturing, and other services as may be requested by P&G;

NOW, THEREFORE, in consideration of the foregoing and other mutual promises hereinafter set forth and for other good and valuable consideration, the Parties hereto agree as follows:

1.                                      DEFINITIONS

1.1                               “Affiliate” means any corporation, limited liability company or other legal entity which directly or indirectly controls, is controlled by, or is under common control with P&G or its successors or assigns, or any successor or assign of such an entity.  For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of (i) the income, (ii) the outstanding shares on a fully diluted basis or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists, or (iii) or such other arrangement as constitutes the direct or indirect ability to direct the management, affairs or actions of such entity.

1.2                               “Corium Core Field” means any products: (i) for which a prescription is required in the United States (other than prescription products related to tooth whitening); (ii) related to foot care, (iii) related to wound care, and (iv) the Current [*] Products (as defined herein). For the avoidance of any doubt, the Corium Core Field shall not cover or include any prescription or non-prescription tooth whitening products or non-prescription oral care products or formulations except for Current [*] Products. The Corium Core Field shall include any products: (i) of a type which was or would have been sold by prescription in the United States based on the regulatory practices existing in the United States as of the Effective Date (other than prescription products related to tooth whitening). The Corium Core Field shall not include the Corium Extended Field, the P&G Fields of Use or the P&G Primary Field of Use.

1.3                               “Corium Extended Field” means any product or activity that is outside the Corium Core Field and outside the P&G Fields of Use, as it exists at the relevant time.

1.4                               “Corium Know-How” means information and materials, whether confidential or not, having applicability in the P&G Field of Use owned by Corium or in which Corium has a transferable or Licensable Interest, as set forth in Paragraph 1.14, including technical knowledge, expertise, skill, practice, inventions, trade secrets, analytical methodology, clinical data, manufacturing knowledge, drawings, specifications, processes, techniques, samples, specimens, prototypes, designs, research and development results, safety and efficacy data, and other technical and scientific information.  Corium Know-How shall not include Microneedle Technology or other microporation, iontophoresis, or other advanced delivery technology and nanotechnology

1.5                               “Corium Patents” means those patents and patent applications having applicability in the P&G Fields Of Use in which Corium has ownership or has a transferable or  Licensable Interest, as set forth in Paragraph 1.14, including:  1) the patents listed in Exhibit A and any:  parent applications, continuations, continuations-in-part, divisionals, re-exams, reissues thereof; 2) any subsequent patents or patent applications having applicability in the P&G Fields of Use, including any Improvements to the Corium Technology that are not P&G Improvements; and 3), and any foreign equivalents of the foregoing.  Corium Patents shall not include Microneedle Technology or other microporation, iontophoresis, or other advanced delivery technology and nanotechnology.

1.6                               “Corium Retained Field” means the Corium Core Field and the Corium Extended Field. The Corium Retained Field shall not include the P&G Fields of Use or the P&G Primary Field of Use.

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1.7                               “Corium Technology” means the Corium Patents and the Technology.

1.8                               “Current [*] Products” means:  1) those oral care products using the Corium Technology that are currently marketed by [*], the names and ingredients of which are described in attached Exhibit B, or 2) any enhancements or Improvements to such currently marketed Current [*] Products incorporating the Corium Technology which Corium is contractually required to make for [*] for which Corium has begun development work on or before the Effective Date of this Agreement.  For the avoidance of doubt, the following are specifically excluded from the Current [*] Products:  1) the Corium Patents, and the Technology described therein, listed in Exhibit C; 2) the Generation IV Products generally described in attached Exhibit D; and 3) and the Generation V Products generally described in the attached Exhibit E.

1.9                               “First Tooth Whitening Product” means a pre-commercial tooth whitening product that incorporates Corium Technology, but the ultimate formulation shall be determined by P&G.

1.10                        “Generation IV Products” shall mean those products generally described in the attached Exhibit D.

1.11                        “Generation V Products” shall mean those products generally described in the attached Exhibit E.

1.12                        “Improvements” shall mean any and all technology or Intellectual Property rights in and to any update, modification, customization, translation, upgrade, improvement, enhancement and/or derivative work whether or not developed under the Services Agreement.

1.13                        “Intellectual Property” shall mean any and all intellectual property, including, without limitation, patents, copyrights, software, trade secrets, technology, inventions, specifications, know-how, processes, formulae, product descriptions and specifications and other technical or proprietary information, and all registrations and applications therefor.

1.14                        “Licensable Interest” shall mean any licensable interest, whether or not royalty-bearing, that exists prior to the Effective Date; any non-royalty bearing licensable interest that is licensed by Corium from any third party after the Effective Date; and any licensable interest, whether or not royalty-bearing, licensed by Corium from [*] after the Effective Date.

1.15                        “Licensed Product” means any device, compounds, ingredient, application, formulation, material, or product, which, but for the licenses granted, would infringe one or more valid claims of the Corium Patents or Corium’s Intellectual Property rights in the Technology.  Licensed Product shall include, without limitation, the Generation IV Products generally described in attached Exhibit D, the Generation V Products generally described in attached Exhibit E, and the technology or products described in Corium Patents set forth in attached Exhibit C.

1.16                        “Microneedle Technology” means the technology described in Exhibit F.

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1.17                        “P&G Fields of Use” means any and all fields of use and applications relating to or associated with the areas and lines of business in which P&G now or hereafter does business (including, without limitation, all fields related to P&G’s business units and product lines), as it exists at the relevant time, except for the Corium Core Field.  Without limiting the foregoing and for illustration purposes only, the P&G Fields of Use shall include, without limitation, all products related to tooth whitening, whether or not prescription based, as well as any non-prescription oral care applications, including the professional field such as dentists, denture adhesive products and products that may provide one or more of the following benefits, either on a stand-alone basis or as a combination: tooth whitening, anti-caries, anti-gingivitis, anti-bacterial, breath freshening or oral cavity pain relief for use in humans or animals.

The P&G Fields of Use include, but are not limited to, Personal and Beauty Care Products (e.g., antiperspirants/deodorants, colognes, cosmetics, feminine protection, hair care, hair color, personal cleansing, fragrances skin care, etc.); Household Care Products (e.g., dish care, car care, hard surface and household cleaners, cleaning appliances, laundry detergents and conditioners,  fabric refreshers, bleach and care for special fabrics, etc.), Baby and Family Care Products (e.g., diapers, baby and toddler wipes, baby bibs, baby change and bed mats, paper towels, toilet tissue, facial tissue, etc.); Pet Nutrition and Care, Health and Care; Water Purification Products, and Snacks and Beverages.  For clarity, the P&G Fields of Use include the P&G Primary Field of Use. It is understood that the P&G Fields of Use may expand, but not into the Corium Core Field, in the event P&G acquires another company.

1.18                        “P&G Primary Field of Use” means non-prescription oral care uses and prescription and non-proscription tooth whitening uses, excluding the Current [*] Products.

1.19                        “P&G Improvements” means Improvements to the Corium Technology invented or developed solely by P&G from information provided by Corium to P&G under this Agreement.

1.20                        “P&G Intellectual Property Rights” means any patents, trade secrets, copyrights, or other Intellectual Property rights owned or controlled by P&G.

1.21                        “Sublicensee” means any party to whom P&G has granted the right to: (i) manufacture, have manufactured, use, sell, offer for sale, import or otherwise dispose of Licensed Products; or (ii) exploit methods and processes covered by Corium Technology.

1.22                        “Technology” means any technology, now or in the future, in which Corium has an ownership interest or a transferable interest or Licensable Interest that has application in the P&G Fields of Use, including any Corium Know-How related thereto, except for the Microneedle Technology or other microporation, iontophoresis, or other advanced delivery technology and nanotechnology.

2.                                      LICENSE GRANTS

2.1                               License Grant to P&G.  Except with respect to rights to the Corium Technology in the Russian Federation as described in Paragraph 2.2 below and the rights reserved by Corium

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in Paragraph 2.3 below, Corium hereby grants to P&G an exclusive, worldwide, right and license, with the right to sublicense, under all the Corium Technology to make, have made, use, import, sell and offer for sale Licensed Products within the P&G Fields of Use.  The license granted under this Paragraph 2.1 shall automatically become perpetual and irrevocable in the event P&G does not terminate this Agreement pursuant to Paragraph 11.1.

2.2                               Russian Federation Rights.  With respect to rights to the Corium Technology in the Russian Federation, Corium shall grant P&G the same right and license to any and all rights to the Corium Technology it may have in the Russian Federation, and Corium shall use its best efforts (including, without limitation, via an amendment of any existing agreements between Corium and [*]) to provide P&G full and exclusive access in the P&G Fields of Use to any additional or other Intellectual Property rights relating to the Corium Technology that may be owned or held by [*].

2.3                               Reserved Rights.  Corium retains the exclusive right under all Corium Technology to make, have made, use, sell, offer for sale and import products in the Corium Core Field and the Corium Extended Field and to sublicense such rights.

2.4                               Possible Corium License Within P&G Fields of Use

2.4.1               Any time after [*] from the Effective Date, Corium may request P&G to grant to Corium a license, with the right to sublicense, to the Corium Patents and/or Corium Technology for a specific product application which falls within the P&G Fields of Use, excluding the P&G Primary Field.  In the event that, at the time of such request, P&G neither (i) is commercializing such specific product application or a comparable product application having the same or comparable characteristics or delivering the same or comparable benefits, in the P&G Fields of Use, whether directly or indirectly via a third party licensee, nor (ii) has an active plan to license, develop or commercialize such specific product application or a comparable product application having the same or comparable characteristics or delivering the same or comparable benefits, in the P&G Fields of Use, P&G shall grant the license requested by Corium, subject to the payment obligations set forth in Paragraph 2.4.3.

2.4.2               Any time after the Effective Date, Corium may request P&G to grant Corium a license to the Corium Technology for a specific product application that was a non-prescription product within P&G Fields of Use as of the Effective Date but which becomes a prescription product as defined herein as of the date of Corium’s request to P&G under this Paragraph 2.4.2.  In the event that, at the time of such request, P&G neither (i) is commercializing such specific product application or a comparable product application having the same or comparable characteristics or delivering the same or comparable benefits whether directly or indirectly via a third party licensee, nor (ii) has an active plan to license, develop or commercialize such specific product application or a comparable product application having the same or comparable characteristics or delivering the same or comparable benefits in the Corium Extended Field, P&G may, at its discretion, grant Corium said license subject to the payment obligations set forth in Paragraph 2.4.3.

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2.4.3               Any license from P&G to Corium granted pursuant to Paragraph 2.4.1 will include the following financial provisions:

(a)                                 If Corium sublicenses a third party the rights to commercialize such specific product application, then P&G shall receive [*] of any revenues received by Corium from a third party sublicensee for use of the Corium Technology for such specific product application within the P&G Fields of Use.

(b)                                 If Corium elects to commercialize itself such specific product application, then P&G shall receive a [*] royalty based on Corium’s net sales of any such specific product application covered by said license from P&G to Corium. For purposes of this Paragraph 2.4.3, Corium’s net sales shall be defined as Corium’s invoice price, (f.o.b. factory), after deduction of [*] but before deduction of any other items, including but not limited to [*] (not to exceed [*]).

2.5                               Possible P&G License Within Corium Retained Fields.

2.5.1               Any time after the Effective Date, P&G may request to grant a third party a license to the Corium Technology for a specific product application which falls within the Corium Extended Field.  In the event that, at the time of such request, Corium neither (i) is commercializing such specific product application or a comparable product application having the same or comparable characteristics or delivering the same or comparable benefits, in the Corium Extended Field, whether directly or indirectly via a third party licensee, nor (ii) has an active plan to license, develop or commercialize such specific product application or a comparable product application having the same or comparable characteristics or delivering the same or comparable benefits in the Corium Extended Field, Corium shall grant the requested license, subject to the payment obligations set forth in Paragraph 2.5.3.

2.5.2               Any time after the Effective Date, P&G may request Corium to grant P&G a license to the Corium Technology for a specific product application that was a prescription product within the Corium Core Field as of the Effective Date but which is no longer a prescription product as defined herein as of the date of P&G’s request to Corium under this Paragraph 2.5.2.  In the event that, at the time of such request, Corium neither (i) is commercializing such specific product application or a comparable product application having the same or comparable characteristics or delivering the same or comparable benefits whether directly or indirectly via a third party licensee, nor (ii) has an active plan to license, develop or commercialize such specific product application or a comparable product application having the same or comparable characteristics or delivering the same or comparable benefits in the Corium Extended Field, Corium may, at its discretion, grant P&G said license subject to the payment obligations set forth in Paragraph 2.5.3.

2.5.3               Any license from Corium to P&G granted pursuant to Paragraph 2.5.1 will include the following financial provisions:

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(a)                                 Corium shall receive [*] of any revenues received by P&G from a third party licensee for use of the Corium Technology for such specific product application within the Corium Extended Field.

2.6                               Trademark License.  Subject to P&G’s compliance with the terms and conditions of this Agreement, Corium grants to P&G a non-exclusive, non-transferable, non-sublicensable license to use the Corium trade names and trademarks specified in Exhibit G (the “Marks”), on the Licensed Products during the term of this Agreement, solely in connection with P&G’s or its designee’s manufacture, shipping, and distribution of the Licensed Products as contemplated in this Agreement.  All uses of the Marks by P&G and its agents must be in accordance with applicable law, with Corium’s then-current trademark usage guidelines, and be subject to Corium’s exercise of quality control.  P&G will not attach any additional trademarks to the Licensed Products other than any trade names and/or trademarks owned or controlled by P&G.  P&G acknowledges and agrees that Corium owns the Marks and that any and all goodwill associated with and symbolized by the Marks and other proprietary rights that are created by or that result from P&G’s use of the Marks hereunder inures to the benefit of Corium.  P&G will at no time contest or aid in contesting the validity or ownership of the Marks or take any action in derogation of Corium’s rights therein, including, without limitation, applying to register any trademark or trade name that is confusingly similar to any of the Marks for goods identical or similar to those covered by Corium’s trademark registrations listed in Exhibit G or to a mark that is a combination of any of the Marks and any of the Corium Marks.  P&G may, at its sole discretion, include Corium’s Marks on the Licensed Product or a statement that “this product includes ‘Corplex’” in a location to be determined by P&G.

2.7                               Decision Making.  P&G shall have the full and unrestricted right to make any and all decisions, in its sole discretion, surrounding its use of the Corium Technology, including, without limitation, the development, testing, marketing, manufacture, sourcing, packaging, sale, distribution, marketing and pricing of any Licensed Products in the P&G Fields of Use utilizing the Corium Technology, as well as whether or not to launch, market, promote, distribute and sell any product using or relying on the Corium Technology.

3.                                      TECHNOLOGY TRANSFER

3.1                               Corium Technology as of the Effective Date.  Corium shall disclose, transmit and deliver to P&G or its designee, orally, and in writing (including electronically), all of such Corium Technology described in Exhibit A relating to the field of tooth whitening on or before the expiration of one month from the Effective Date at no cost to P&G, including the patent applications for the Corium Patents and patent prosecution information.  Corium shall disclose, transmit and deliver to P&G or its designee, orally, and in writing (including electronically), all of such Corium Technology described in Exhibit A relating to P&G Fields of Use other than tooth whitening, including the patent applications for the Corium Patents and patent prosecution information, within a commercially reasonable period of time after the Effective Date.

3.2                               Corium Technology After the Effective Date.  Corium shall disclose to P&G or its designee all information concerning the conception or reduction to practice of any Corium inventions having applicability to the P&G Primary Field of Use that comes into existence after

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the Effective Date, said disclosure occurring within a commercially reasonable period of time after said information comes into existence.  Corium shall disclose to P&G at P&G’s request, but no more often than twice a year, all information concerning the conception or reduction to practice of any Corium inventions, whether or not patentable, or any other documented development, concept, or product having applicability to the P&G Fields of Use other than the Primary Field of Use that comes into existence after the Effective Date.  Should P&G have an interest in evaluating or commercializing any invention, development, concept or product disclosed under this Paragraph 3.2, Corium shall disclose all information to P&G (including development and manufacturing information), at no cost to P&G up to five (5) business days per product, concept, development or invention, or its designee relating to the associated Corium Technology within a commercially reasonable period of time of P&G’s request to Corium.

4.                                      PAYMENTS.

In consideration for the license of the Corium Technology rights granted to P&G, P&G will make the following payments to Corium.  Each such payment will be one-time only payments, paid within [*] of the particular deadline or milestone event being met and achieved.  It is understood that no payments shall be due from P&G to [*] or to Corium on behalf of [*] under any circumstance under this Agreement or otherwise.

4.1                               Initial Payments.

4.1.1               First Signing Payment. On March 8, 2005 P&G paid [*] to Corium (the “Corium Technology Acquisition Advance”). Within thirty (30) days of signing this Agreement, P&G shall owe [*] to Corium (the “Signing Payment”).  The Corium Technology Acquisition Advance shall be credited against the Signing Payment with the effect that no payments shall be owed to Corium for the First Signing Payment.  The First Signing Payment under this Paragraph 4.1.1 shall be fully refundable to P&G in the event P&G terminates this Agreement pursuant to Paragraph 11.1.

4.1.2               Second Signing Payment.  In further consideration for the license rights granted herein to P&G, P&G shall pay Corium a one time sum of [*] as follows:

(a)                                 [*] on or before July 15th, 2005; and

(b)                                 [*] on or before September 15th, 2005.

(c)                                  The entire Second Signing Payment pursuant to this Paragraph 4.1.2 shall be fully refundable to P&G in the event P&G terminates this Agreement under Paragraph 11.1

4.2                               Product Launch Payments for Commercial Products

4.2.1               First Commercial Launch Payment.  In further consideration for the license rights granted herein to P&G, P&G shall pay Corium a product launch milestone payment in the amount of [*] on the terms and subject to the conditions set forth here below (the “First Commercial Launch Payment”).

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(a)                                 The First Commercial Launch Payment shall be earned and paid out to Corium as follows:  (i) [*] shall be paid by P&G to Corium if, acting in P&G’s sole discretion, a Launch Plan Agreement is signed by an officer of P&G, and (ii) [*] shall be paid by P&G to Corium if, acting in P&G’s sole discretion, a Launch Plan Authorization is signed by an officer of P&G.

(b)                                 The payment to Corium by P&G under Paragraph 4.2.1(a)(i) shall be made within thirty (30) days of the signing of the Launch Plan Agreement and the payment to Corium by P&G under Paragraph 4.2.1(a)(ii) shall be made within [*] of the signing of the Launch Plan Authorization.

(c)                                  For the avoidance of any doubt, Corium may only earn and shall only be entitled to receive one First Commercial Launch Payment and neither a First Commercial Launch Payment nor any other payments shall be due to Corium for any launches of a First Tooth Whitening Product or any other products outside the United States of America.

4.2.2               Second Commercial Launch Payment.  In further consideration for the license rights granted herein to P&G and the First Commercial Launch Payment, Corium may, subsequent to the milestones and conditions relating to the First Commercial Launch Payment being met and Corium being entitled to the First Commercial Launch Payment, earn another product launch milestone payment in the amount of [*] on the terms and subject to the conditions set forth here below (the “Second Commercial Launch Payment”).

(a)                                 The Second Commercial Launch Payment shall be earned by Corium on the date (the “Second Large Scale Production Date”) on which an officer of P&G executes a written launch authorization (or a successor document) for a national launch in the United States and the start of large scale production of a Second Oral Care Product incorporating Corium Technology at one of its, or its contractors, manufacturing facilities following Corium’s successful development and timely delivery to P&G of the Second Oral Care Product (as defined in Paragraph 4.2.2(d) below).

(b)                                 If and when earned by Corium, the Second Commercial Launch Payment shall be paid out to Corium as follows:  (i) [*] paid  by P&G to Corium within [*] of the Second Large Scale Production Date, and (ii) [*] paid by P&G to Corium within [*] of the shipment date of the Second Oral Care Product to P&G’s trade customers in the United States.

(c)                                  For the avoidance of any doubt, Corium may only earn and be entitled to receive one Second Commercial Launch Payment for the Second Oral Care Product and neither a Second Commercial Launch Payment nor any other payments shall be due to Corium for any launches of the Second Oral Care Product or any other products outside the United States of America.

(d)                           A “Second Oral Care Product” shall be defined as any product for use in the oral cavity, including a tooth whitening product, incorporating Corium Technology that differs significantly from the First Tooth Whitening Product with respect to the Corium Technology incorporated in the First Tooth Whitening Product.  For the avoidance of doubt, some

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change in the Corium Technology between the First Tooth Whitening Product and the Second Oral Care Product is required to constitute a Second Oral Care Product under this Paragraph 4.2.2(d).  Non-limiting examples of a tooth whitening product that does not differ significantly from the First Tooth Whitening Product are tooth whitening products that incorporate only packaging changes; artwork changes; strip count changes; bonus packs; marketing promotions; changes to the size or shape of the backing strip or release liner; peroxide concentration changes that do not affect the stability or rheology of the product outside of expected statistical variation, the addition or elimination of minor excipients that do not affect the stability, rheology, or whitening efficacy of the product outside of expected statistical variation, and combinations thereof.  Non-limiting examples of a tooth whitening product that differs significantly from the First Tooth Whitening Product are [*].  A non-limiting example of a Second Oral Care Product, other than a tooth whitening product, that differs significantly from the First Tooth Whitening Product is [*].  Any changes, other than those enumerated above, shall be pre-negotiated by the Parties prior to the initiation of work as to whether the change constitutes a minor or significant change from the First Tooth Whitening Product.  The specifications, requirements and formulation of the Second Oral Care Product shall be determined by P&G. For the avoidance of any doubt, the Second Oral Care Product shall not include the First Tooth Whitening Product or the [*] Products.

4.2.3               Additional Commercial Products With Corium Involvement.  In further consideration of the license rights granted to P&G herein, Corium may earn for each Involved Additional Commercial Product a one-time launch milestone payment in the amounts set forth below (each an “Additional Commercial Launch Payment”), which shall be earned by Corium on the dates set forth below. Each such Additional Commercial Launch Payment may be earned by Corium, and if so earned shall be paid by P&G to Corium, as follows:

(a)                                 If, on the Additional Large Scale Production Start Date of an Involved Additional Commercial Product, such Involved Additional Commercial Product is  covered by one or more valid claims contained in any then issued United States patent contained in the Corium Patents, then:

(i)                                    Corium may earn [*] on the date (the “Additional Large Scale Production Start Date”) on which an officer of P&G executes a launch authorization (or a successor document for large scale production of such Involved Additional Commercial Product for a national launch in the United States at one of its, or its contractors, manufacturing facilities, which shall be paid to Corium within [*] of the Additional Large Scale Production Start Date, and

(ii)                                Corium may earn [*] on the first shipment date of such Involved Additional Commercial Product to P&G’s trade customers in the United States, which shall be paid to P&G within [*] of such first shipment date.

(iii)                            For the avoidance of any doubt, Corium may only earn and be entitled to receive, one Additional Commercial Launch Payment for each Involved Additional Commercial Product launched nationally in the United States and no Additional Commercial

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Launch Payment nor any other payments shall be due to Corium for any launches of any Involved Additional Commercial Product outside the United States of America.

(b)                                 If, on the Additional Large Scale Production Start Date of an Involved Additional Commercial Product, such Involved Additional Commercial Product is not covered by one or more valid claims contained in any then issued United States patent contained in the Corium Patents, then:

(i)                                    Corium may earn [*] on the Additional Large Scale Production Start Date of such Involved Additional Commercial Product for large scale production of such Commercial Product for a national launch in the United States at one of its, or its contractors, which shall be paid to Corium within [*] of Additional Large Scale Production Start Date, and

(ii)                                Corium may earn [*] on the first shipment date of such Involved Additional Commercial Product to P&G’s trade customers in the United States, which shall be paid to Corium within [*] of such first shipment date; and

(iii)                            Corium may earn an additional [*] on the date on which Corium receives, subject to P&G’s satisfactory confirmation and verification, an issued United States patent which contains one or more valid claims under which such Involved Additional Commercial Product is covered, which shall then be paid by P&G to Corium within [*] of notification by Corium to P&G of the issuance of such patent. P&G may, however, in its sole discretion, decide to waive the requirement for the issuance of a US patent registration which contains one or more valid claims under which such Involved Additional Commercial Product is covered, if P&G, in its sole discretion, deems that trade secret protection sufficient and adequate.

(iv)                             For the avoidance of any doubt, Corium may only earn and be entitled to receive, the payments set forth in Paragraphs 4.3.3(b) (i) through (iii) once for each Involved Additional Commercial Product launched nationally in the United States and no such payments nor any other payments shall be due to Corium for any launches of any Involved Additional Commercial Product outside the United States of America.

(c)                                  For purposes of this Paragraph 4.3.3, “Involved Additional Commercial Product” shall mean any compound, ingredient, application, formulation, material, or product in the P&G Fields of Use, other than the First Tooth Whitening Product and the Second Oral Care Product, which (i) has been developed by Corium and incorporates Corium Technology pursuant to a request by P&G, (ii) meets both the specifications as well as P&G’s product launch requirements provided to Corium by P&G, and (iii) which differs significantly from any prior Licensed Products incorporating Corium Technology with respect to the Corium Technology incorporated therein.  Non-limiting examples of products that do not differ significantly from prior products are products that only incorporate packaging changes, artwork changes, count or volume changes, bonus packs, marketing promotions, or combinations thereof.  Since as of the Effective Date the Parties have not yet identified any Licensed Products beyond the First Tooth Whitening Product, it is understood that it is premature to attempt to identify any other examples herein of what constitutes significant or minor differences, except where the

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Involved Additional Commercial Product is a tooth whitening product in which case the non-limiting examples of Paragraph 4.2.2 (d) shall apply.  The Parties shall, however, mutually agree, prior to start of development work on an Involved Additional Commercial Product, what other changes shall constitute significant or minor changes under this Paragraph 4.3.3 for said product.

4.2.4               Additional Commercial Products Without Corium Involvement.  In further consideration for the license rights granted herein to P&G, Corium may earn an additional one-time launch milestone payment in the amount of [*] for each Non-Involved Additional Commercial Product launched nationally by P&G in the United States.  This payment shall be earned [*] after the first national shipment date of such Non-Involved Additional Commercial Product from P&G’s or its contractor’s manufacturing facilities to P&G’s trade customers in the United States, and shall be paid to Corium within [*] of such first shipment date.

4.2.4.1           For purposes of Paragraph 4.2.4, a “Non-Involved Additional Product” shall mean any compound, ingredient, application, formulation, material, or product in the P&G Fields of Use, other than the First Tooth Whitening Product and the Second Tooth Oral Care Product, which (i) has been developed without the assistance of Corium and which incorporates Corium Technology,  (ii) falls within one or more valid claims of a Corium Patent issued in the United States, and (iii) which differs significantly from any prior Licensed Products incorporating Corium Technology with respect to the Corium Technology incorporated therein.  Non-limiting examples of products that do not differ significantly from prior products are products that only incorporate packaging changes, artwork changes, count or volume changes, bonus packs, marketing promotions, or combinations thereof.  Since as of the Effective Date the Parties have not yet identified any Licensed Products beyond the First Tooth Whitening Product, it is understood that it is premature to attempt to identify any other examples herein of what constitutes significant or minor differences, except where the Non-Involved Additional Commercial Product is a tooth whitening product in which case the non-limiting examples of Paragraph 4.2.2 (d) shall apply.  The Parties shall, however, mutually agree, prior to start of P&G development work on a Non-Involved Additional Commercial Product, what other changes shall constitute significant or minor changes under this Paragraph 4.2.4 for said product.

5.                                      INTELLECTUAL PROPERTY OWNERSHIP

5.1                               Ownership by P&G.  All P&G Improvements shall be owned and retained by P&G.

5.2                               Ownership by Corium. Corium shall continue to own the Corium Technology and except as set forth herein, no other rights or licenses to the Corium Technology shall be granted to P&G, and Corium shall own any Intellectual Property rights in any Improvements to the Corium Technology that it makes, conceives or reduces to practice, provided that such Improvements shall be licensed to P&G in accordance with Section 2 of this Agreement.

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6.                                      PREPARATION AND PROSECUTION OF PATENT APPLICATIONS AND PAYMENT OF PATENT COSTS

6.1                               Corium Patents Set Forth In Exhibit A.  Except as provided in Paragraphs 6.1.1 and 6.5 below, Corium shall retain ultimate control over the preparation, filing, prosecution and maintenance of the Corium Patents set forth in Exhibit A.  While Corium shall retain ultimate control, Corium agrees, however, to consider in good faith and reasonably accommodate all requests P&G makes with respect to those filings, responses and maintenance.  Corium also agrees to keep P&G informed in accordance with Paragraph 6.3.

6.1.1               For any Corium Patents set forth in Exhibit C, Corium shall have ultimate control over the preparation, filing and prosecution of said Corium Patents except that P&G shall have ultimate control over the drafting of claims, and any arguments responsive to an official communication from a patent office related thereto, solely directed to the P&G Primary Field of Use.  Claims relating to the P&G Primary Field of Use shall be included in the Corium Patents of Exhibit C if requested by P&G or may be filed as a separate application if mutually agreed upon by the Parties.  In making any decisions regarding the drafting of claims and responsive arguments related thereto under this Paragraph 6.1.1, P&G shall consider in good faith and reasonably accommodate all requests Corium makes with respect to those claims and responsive arguments.  P&G agrees that it will exercise its control under this Paragraph 6.1.1 only in those instances where:  i)  the claims relate to a product that P&G is or intends to commercialize, or ii) P&G has a good faith belief that the exercise of control is necessary to obtain allowance of the claims.  Corium shall keep P&G informed of all patent filings, prior art, and of all official written or oral communications requiring a response under this Paragraph 6.1.1 in accordance with Paragraph 6.3.

6.2                               Inventions During the Term of the Services Agreement.  For any Corium Technology relating to inventions conceived or reduced to practice during the term of the Services Agreement, P&G and Corium shall jointly cooperate in deciding which inventions shall be patented.  Inventions for which one Party decides not to file, prosecute, or maintain a patent or patent application under this Paragraph shall be governed by Paragraphs 6.5 and 6.6 as appropriate.  In the event a patent application is filed, Corium shall have ultimate control over the preparation, filing and prosecution of that application and applications claiming priority to it except that P&G shall have ultimate control over the drafting of claims, and any arguments responsive to an official communication from a patent office related thereto, solely directed to the P&G Primary Field of Use.  Claims relating to the P&G Primary Field of Use shall be included in the Corium Patents under this Paragraph 6.2 if requested by P&G or may be included in a separate application if mutually agreed upon by the Parties.  In making any decisions regarding the drafting of claims and responsive arguments related thereto under this Paragraph 6.2, P&G shall consider in good faith and reasonably accommodate all requests Corium makes with respect to those claims and responsive arguments.  P&G agrees that it will exercise its control under this Paragraph 6.2 only in those instances where:  i)  the claims relate to a product that P&G is or intends to commercialize, or ii) P&G has a good faith belief that the exercise of control is necessary to obtain allowance of the claims.  Corium shall keep P&G informed of all patent filings, prior art, and of all official written or oral communications requiring a response under this Paragraph 6.2 in accordance with Paragraph 6.3.

6.3                               Copies of official written communications from a patent office shall be provided to P&G within a reasonable period of time but no greater than [*] after receipt by Corium.

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Official oral communications requiring an immediate response shall be promptly communicated to P&G.  All papers prepared by Corium for filing in a patent office shall be provided to P&G no less than [*] prior to filing so that P&G may have adequate time to review said papers and provide its comments to Corium for consideration.  Corium agrees to consider in good faith P&G comments that are provided within [*] of the proposed filing date.  Alternatively, for papers to be filed in a non-U.S. patent office, Corium may provide to P&G its instructions to the agents or attorneys directly representing Corium before that non-U.S. patent office and consider in good faith P&G comments provided within [*] of the receipt of those instructions by P&G.  Corium agrees to consider in good faith P&G comments regarding official oral communications if said comments by P&G are communicated promptly to Corium after receipt of notice by P&G of an official oral communication from a patent office.  P&G’s attorney’s fees and other costs incurred in reviewing filings and official communications and making requests to Corium regarding filings and responses shall [*].

6.4                               [*]

6.5                               If Corium decides not to file, prosecute, or maintain a patent application or patent in any particular country (including the United States), P&G may elect to pay [*], in which case P&G shall have ultimate control over the filing, preparation, prosecution, and maintenance of that application or patent.  P&G may discontinue its prosecution or maintenance of a Corium Patent under this Paragraph 6.5 at any time acting in its sole discretion.  P&G will keep Corium informed of official communications relating to that application or patent and intended responses, or alternatively instructions in the case of a non-U.S. patent office, to P&G representatives within the time periods set forth in Paragraph 6.3 and will reasonably accommodate Corium requests with respect to such responses or instructions within the time periods of Paragraph 6.3.  Corium’s attorney’s fees and other costs incurred in reviewing filings and official communications and making requests to P&G regarding filings and responses shall [*].  In the event Corium subsequently elects to assert a patent or patent application as to which it has made such a communication, it will [*].  In the event P&G has [*] under this paragraph and then seeks a license to that patent application or patent for a third party under paragraph 2.5, the percentage in Paragraph 2.5.3(a) shall be [*] rather than [*] for that license.

6.6                               If P&G decides that it does not wish to pay its share of the expenses under Paragraphs 6.1 or 6.2 for any Corium Patent in any particular country (including the United States), P&G may end its obligation to pay its share of the future expenses of filing, prosecution, and maintenance, beginning on the date it communicates to Corium its desire to end this obligation.  If P&G elects to end its obligation in this manner for a particular patent or application in a particular country, it will cease to be licensed under that patent or application in that country.  P&G may elect to recover a license for such a patent or application by retroactively reimbursing Corium for P&G’s share of expenses incurred after the date on which it communicates to Corium its desire to stop paying its share of expenses.  However, if P&G elects to recover a license, the license which it recovers will be subject to any licenses which Corium has entered into in the interim.

6.7                               Patents Disclosing and Claiming P&G Improvements.  P&G shall have sole responsibility and decision making authority for the preparation, filing, prosecution, and

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maintenance of any patents disclosing and claiming P&G Improvements and shall pay all costs associated therewith.

6.8                               Cooperation.  P&G and Corium agree to fully cooperate regarding the execution of any documents necessary or desirable to prepare, prosecute, or maintain any patents under Paragraphs 6.1 to 6.7.

6.9                               Interferences, oppositions, and similar proceedings.  P&G also may, in its sole discretion, elect to undertake or defend any interference, opposition or similar procedure with respect to the Corium Patents providing it bears all the costs of such action, except that P&G shall not have this right with respect to Corium Patents whose claims are solely directed to the Corium Core Field.

6.10                        Opt-Out Period.  P&G shall have [*] after receipt of all patent filing and prosecution information for the Corium Patents listed in attached Exhibit A to review and determine whether P&G has an interest in opting out of cost sharing for one or more Corium Patents listed in Exhibit A.  P&G may provide written notice, within said [*] period, to Corium identifying those Corium Patents listed in Exhibit A that P&G does not intend to share in the prosecution and maintenance costs under Paragraph 6.4.   The Corium Patents so identified shall fall under the provisions of Paragraph 6.6, and P&G shall owe no money to Corium for any patent expenses incurred by Corium during said [*] period for those Corium Patents for which written notice is provided to Corium under this Paragraph 6.10.  P&G shall, however, owe Corium for any patent expenses incurred during said [*] period for any Corium Patents listed in Exhibit A for which no notice is provided to Corium under this Paragraph 6.10.

7.                                      INFRINGEMENT BY THIRD PARTY

7.1                               Notification.  Both Corium and P&G agree to notify the other in writing should either party become aware of possible infringement of the Corium Patents.

7.2                               Third Party Infringement in P&G Fields of Use Other than the P&G Primary Field of Use.

7.2.1               If P&G provides Corium with evidence of infringement of one of the Corium Patents in the P&G Fields of Use other than the P&G Primary Field of Use, P&G may by written notice request Corium to take steps (other than filing or threatening a lawsuit) to terminate the infringement.  Any settlement negotiated by Corium must be approved in writing by P&G.  If Corium does not, within [*] of receipt of such notice, cause the alleged infringement to terminate to P&G’s satisfaction, then:

(a)                                 Upon written notice to Corium, P&G shall have the right, but not the obligation, as exclusive licensee to institute such action in its own name as it deems appropriate to terminate said infringement through negotiation, litigation, and/or alternative dispute resolution at P&G’s expense.  As exclusive licensee, P&G shall have the power at its expense to institute, prosecute and settle, including by granting the infringing party a sublicense, suits for infringement of the Corium Patents under this Paragraph 7.2.1(a) after said ninety day

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period, and if required by law, Corium will join as a party plaintiff in such suits at P&G’s expense.

(b)                                 P&G shall have the right to select and control counsel in any action initiated by P&G under Paragraph 7.2.1(a).

7.2.2               Any recovery awarded or received in connection with any negotiation, settlement or suit under this Paragraph 7.2 will first [*] to cover the litigation costs each incurred, and next shall be paid to Corium or P&G to cover any litigation costs it incurred in excess of the litigation costs of the other.  In any action initiated by P&G, any recovery in excess of litigation costs shall belong solely to P&G.  In any action initiated by Corium, any recovery in excess of litigation costs shall be [*].

7.3                               Third Party Infringement in P&G Primary Field of Use

7.3.1               As exclusive licensee in the P&G Primary Field of Use, P&G shall have the right upon written notice to Corium and subject to Paragraph 7.3.1(a), but not the obligation, to institute in the first instance as between the Parties such action in its own name to terminate an infringement of a Corium Patent in the P&G Primary Field of Use through negotiation, litigation, and/or alternative dispute resolution at P&G’s expense.  P&G shall have the power to institute, prosecute and settle, including by granting the infringing party a sublicense, suits for infringement of the Corium Patents in the P&G Primary Field of Use, and if required by law, Corium will join as a party plaintiff in such suits at P&G’s expense.

(a)                                 P&G agrees that it will use reasonable efforts to consult with Corium prior to the initiation of any action by P&G under this Paragraph 7.3.1 so long as said consultation occurs within [*] of the receipt by Corium of the written notice under Paragraph 7.3.1.  For the avoidance of doubt, said consultation under this Paragraph 7.3.1(a) shall not impair P&G’s right to, in its discretion, institute an action in its own name under this Paragraph 7.3.1 to terminate an infringement in the P&G Primary Field of Use [*] after receipt by Corium of the written notice under Paragraph 7.3.1.

(b)                                 P&G shall have the right to control and to select counsel in any action initiated by P&G under this Paragraph 7.3.

(c)                                  Corium agrees not to initiate any action, including but not limited to negotiation, litigation or settlement, relating to an infringement of the Corium Patents in the P&G Primary Field of Use without the prior written consent of P&G.  In the event that P&G declines to initiate any action to terminate an infringement of a Corium Patent in the P&G Primary Field of Use, Corium may, subject to the prior written consent of P&G, initiate any action to terminate said infringement within the P&G Primary Field of Use at Corium’s expense.

(d)                                 Any recovery awarded or received in connection with any negotiation, settlement, or suit will first be [*] to cover the litigation costs each incurred, and next shall be paid to Corium or P&G to cover any litigation costs it incurred in excess of the litigation costs of the other.  In any action initiated by P&G, any recovery in excess of litigation

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costs shall belong solely to P&G.  In any action initiated by Corium, any recovery in excess of litigation costs shall be [*].

7.4                               Third Party Infringement in Corium Retained Field.  Corium will have sole control and discretion regarding how to proceed in the event that a third party is infringing one of the Corium Patents in the Corium Retained Field and any recovery or settlement awarded or  received in connection with such action shall be solely retained by Corium.

7.5                               Prosecution of Third Party Infringement in Other Party’s Field of Use.

7.5.1               To the extent that Corium is permitted to exploit a specific product application in P&G’s Field of Use pursuant to Paragraph 2.4 and a third party is infringing one of the Corium Patents in connection with such product application, such infringement shall be treated as if it had taken place within the Corium Retained Field in accordance with Paragraph 7.4.

7.5.2               To the extent that P&G is permitted to exploit a specific product application in the Corium Extended Field pursuant to Paragraph 2.5 and a third party is infringing one of the Corium Patents in connection with such product application, such infringement shall be treated as if it had taken place in P&G Fields of Use Other than the P&G Primary Field of Use in accordance with Paragraph 7.2.

7.6                               Declaratory Judgments.  If a declaratory judgment action alleging invalidity, unenforceability or non-infringement of any of the Corium Patents is brought against P&G, P&G may elect, in its sole discretion, to have sole control of the action, including, but not limited to, selection and control of counsel and the defense and settlement of the action, and if P&G so elects it shall bear all the costs of the action.  If a declaratory judgment action alleging invalidity, unenforceability or non-infringement of any of the Corium Patents is brought against Corium, Corium shall have sole control of the action, including, but not limited to, selection and control of counsel and the defense and settlement of the action.

7.7                               Cooperation.  Each Party shall fully cooperate with the other Party, at said other Party’s expense, in support of any action initiated by said other Party under Paragraphs 7.1 to 7.3, including using commercially reasonable efforts to have its employees testify when requested and to make available relevant records, papers, information, samples, specimens, and the like.

8.                                      INFRINGEMENT BY THE PARTIES

8.1                               Infringement by P&G In P&G Fields of Use Or For a Specific Product Application Under Paragraph  2.5.

8.1.1               If P&G, any of its Affiliates or sublicensees, distributors or other customers are approached by or sued by a third party concerning an allegation of patent infringement for the development, manufacture, use, distribution or sale of a Licensed Product in connection with the P&G Fields of Use or for a specific product application under Paragraph 2.5, P&G will promptly notify Corium upon its receiving written notice of such allegation.  P&G shall be entitled to solely control all aspects of the defense or mitigation of any such allegations, including but not limited

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to, selection and control of counsel, negotiation, litigation strategy development and execution, and settlement.

8.1.2               In the event P&G is a party to a legal action pursuant to Paragraph 8.1.1, Corium shall fully cooperate with and supply all assistance reasonably requested by P&G, including by using commercially reasonable efforts to have its employees testify when requested and to make available relevant records, papers, information, samples, specimens, and the like.  P&G shall bear the reasonable expenses incurred by Corium in providing assistance and cooperation as requested by P&G pursuant to this Section 8.

8.1.3               P&G shall keep Corium reasonably informed of the progress of the legal action, and Corium shall be entitled to be represented by counsel in connection with such legal action at its own expense.

8.1.4               P&G shall have the sole right to settle any claims under this Paragraph 8.1.  Should P&G elect to abandon such an action other than pursuant to a settlement with the alleged infringer, P&G shall give timely notice to Corium.

8.2                               Infringement by Corium in Corium Retained Field Or For A Specific Product Application Under Paragraph 2.4.

8.2.1               If Corium, any of its Affiliates or Sublicensees, distributors or other customers become aware of or are sued by a third party concerning an allegation of patent infringement for the development, manufacture, use, distribution or sale of a product incorporating the Corium Technology in connection with the Corium Retained Field or for a specific product application under Paragraph 2.4, Corium shall promptly notify P&G upon notice of such allegation

8.2.2               Corium will have the sole right to control the defense and or mitigation of any such allegations, including but not limited to, selection and control of counsel, negotiation, litigation strategy development and execution, and settlement.  Corium shall have the right to settle any claims for infringement of a third party’s Intellectual Property rights brought against it.

8.2.3               Corium shall keep P&G reasonably informed of the progress of the legal action, and P&G shall be entitled to be represented by counsel in connection with such legal action at its own expense.

9.                                      FREEDOM FROM SUIT

9.1                               Release.  P&G hereby releases Corium from all claims, demands, and rights of action which P&G may have on account of any direct or indirect infringement, alleged direct or indirect infringement, and misappropriation of any of the P&G Intellectual Property Rights in any country of the world by reason of the manufacture, use, sale, offer for sale, distribution, license, lease, display, reproduction, and import prior to the Effective Date of this Agreement of any tooth whitening product made, used or sold by Corium.  For the avoidance of doubt, the release under this Paragraph 9.1 is personal and limited to Corium and is not intended to constitute an implied license, equitable estoppel or any other license or defense, including any equitable defenses, to or for any third party and no such license or defense is hereby contemplated or granted.

9.2                               Immunity (Corium).  P&G covenants that P&G will not sue, threaten to sue, assert a claim, or threaten to assert a claim against Corium for direct infringement, indirect infringement (including contributory infringement or inducement to infringe), or misappropriation of Intellectual Property relating to P&G Improvements as a result of the manufacture, sale, offer for sale, use, import, license, lease, distribution, display, and/or reproduction of products distributed by or on behalf of Corium in the Corium Core Field, excluding the Current [*] Products.

9.3                               Immunity (customers).  P&G covenants that it will not sue, threaten to sue, assert a claim, or threaten to assert a claim for direct infringement or misappropriation of Intellectual Property relating to P&G Improvements as a result of the manufacture, sale, offer for sale, use, import, license, lease, distribution, display, and/or reproduction of products distributed by or on behalf of Corium in the Corium Core Field, excluding the Current [*] Products, against any (1) customer, suppliers, distributors, or reseller of Corium and any other entities that supply to, or receive, from Corium or (2) end user .

9.4                               For the avoidance of doubt, the immunity from suit granted in Paragraphs 9.2 and 9.3 shall not extend to Intellectual Property relating to P&G Improvements that were not developed from information relating the Corium Technology provided by Corium to P&G under this Agreement, including but not limited to any patents assigned to P&G that published or issued prior to the Effective Date of this Agreement, and therefore does not extend to any Intellectual Property that was developed independent of said information provided by Corium or which was developed from non-confidential information that is publicly available through no fault of P&G.  For purposes of clarity, to the extent that P&G Improvements incorporate Intellectual Property aspects that are unrelated to the Corium Technology, whether or not such aspects are owned by P&G, said immunity from suit shall not extend to said unrelated aspects.

10.                               REPRESENTATIONS & WARRANTIES

10.1                        Of Both Parties.  Each Party represents and warrants to the other Party that, as of the Effective Date:

10.1.1        The execution, delivery and performance of this Agreement and the consummation by the warranting Party of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the warranting Party, as appropriate.

10.1.2        This Agreement has been duly executed and delivered by the warranting Party, and constitutes a valid and legally binding obligation of the warranting Party enforceable against such Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

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10.1.3        The warranting Party has not and will not enter into any agreement, the terms and conditions of which, would be inconsistent or in derogation with any of the terms and conditions hereof.

10.1.4        The warranting Party is duly organized and validly existing under the laws of the jurisdiction of its organization, and has full power, authority and legal right to execute, deliver and perform this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

10.1.5        The warranting Party is not subject to any judgment, order, injunction, decree or award of any court, administrative agency or governmental body that would or might interfere with its performance of any of its material obligations hereunder.

10.2                        Of Corium. Corium hereby covenants, represents, and warrants to P&G as follows:

10.2.1        As of the Effective Date, there are no liens, mortgages, commitments, obligations and encumbrances of any kind or any nature whatsoever against the Corium Technology;

10.2.2        As of the Effective Date, Corium has no knowledge of any oral or written notice being received by Corium, its Affiliates, partners, distributors, suppliers, resellers, sub-licensees, or customers from any third party alleging that any product incorporating the Corium Technology or related to the Current [*] Products that was, is, or will be made, used or sold by Corium, its Affiliates, partners, distributors, suppliers, resellers, sub-licensees, or customers infringed or infringes their Intellectual Property rights, and that Corium, as of the Effective Date, is not operating under or paying any royalties under any patent license or technical information agreement, other than the Commercialization Agreement dated January 21, 2003 between Corium and [*]and amended versions thereof, applicable to a product incorporating the Corium Technology or related to the Current [*] Products nor is committed in any way to enter into such an agreement.

10.2.3        Corium owns all right, title, and interest in the Corium Technology, or a Licensable Interest or transferable interest therein, including all the Corium Technology set forth in attached Exhibits A, C, D, and E, and , as of the Effective Date, the Corium Technology is not subject to any outstanding order, charge, action, suit, proceeding, hearing, investigation, complaint, pending or threatened claim or demand which challenges the use or ownership of the Corium Technology, including any actions by or on behalf of [*] or any other existing or former employee of Corium or [*].

10.2.4        As of the Effective Date, to Corium’s knowledge and based upon a reasonable inquiry by Corium, attached Exhibit A of this Agreement contains a true and complete list of all of the Corium Patents that Corium owns, or has a Licensable Interest or transferable interest therein, that have applicability in the P&G Fields of Use.

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10.2.5        As of the Effective Date, to Corium’s knowledge, there are no patents owned or applications pending by [*] that would prevent P&G from practicing the Corium Technology set forth in Exhibits A, C, D, and E within the P&G Fields of Use outside of the Russian Federation.

10.2.6        To Corium’s knowledge and based upon a reasonable inquiry by Corium, attached Exhibit C of this Agreement contains a true and complete list of the Corium Patents unrelated to the Current [*] Products.

10.2.7        To Corium’s knowledge and based upon a reasonable inquiry by Corium, the Corium Patents, and the Technology described therein, listed in attached Exhibit C are not subject to any contractual obligations in P&G’s Field of Use, including existing or expectant licenses, with any third party including [*] or its assignees or successors in interest.

10.2.8        To Corium’s knowledge and based upon a reasonable inquiry by Corium, the Licensed Products described in attached Exhibits D and E are not subject to any contractual obligations, including existing or expectant licenses, with any third party including [*] or any of its assignees or successors in interest.

10.2.9        That any Licensed Products developed or manufactured with the assistance of Corium, including the First Tooth Whitening Product, the Second Oral Care Product, or any Involved Additional Commercial Product, shall be free of any obligations, contractual or otherwise, between Corium and [*], or any of [*]’s assignees or successors in interest, unless Corium, provides prompt notice that specific aspects of such products (e.g., any excipients or ingredients,  concentrations thereof, etc.) selected solely by P&G may affect this covenant, representation and warranty. For the avoidance of doubt, Corium shall not be in breach of this provision if it has so promptly notified P&G in writing of which specific aspects may affect this covenant, representation, and warranty and P&G elects to proceed with the development, manufacture and sale of such product.

10.2.10       That Corium will throughout the term of this Agreement, as far as it is reasonably practicable to do so, cause its employees who are employed to do research, development, or other inventive work to disclose to it inventions within the scope of this Agreement and to assign to Corium rights in such inventions such that P&G shall receive, by virtue of this Agreement, the licenses agreed to be granted to it, it being understood that if due care and diligence are used, any inadvertent failure to comply with this Paragraph 10.2.5 shall not constitute a breach of this Agreement.

10.2.11       As of the Effective Date, to Corium’s knowledge, the Corium Patents are valid and enforceable.

10.2.12       To Corium’s knowledge and based upon a reasonable and due investigation, P&G shall owe no compensation to [*] or to Corium on behalf of [*] in any form now or in the future for making, having made, using, selling, offering for sale, or importing Licensed Products world-wide that incorporate the Corium Technology

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10.3                        EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NOTHING CONTAINED IN THIS AGREEMENT WILL BE CONSTRUED AS:

10.3.1        A WARRANTY OR REPRESENTATION BY EITHER PARTY AS TO THE ENFORCEABILITY, OR SCOPE OF ANY PATENT;

10.3.2        A WARRANTY OR REPRESENTATION THAT ANY MANUFACTURE, SALE, OFFER FOR SALE, LEASE, IMPORT, USE OR OTHER DISPOSITION OF ANY PRODUCTS HEREUNDER WILL BE FREE FROM INFRINGEMENT OF PATENT, COPYRIGHT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES;

10.3.3        A WARRANTY OR REPRESENTATION BY EITHER PARTY WITH RESPECT TO THEIR ENFORCEMENT OF ANY PATENT INCLUDING THE PROSECUTION, DEFENSE OR CONDUCT OF ANY ACTION OR SUIT CONCERNING INFRINGEMENT OF ANY SUCH PATENT.

10.4                        Survival of Representations and Warranties.  The representations and warranties given by Corium in Paragraph 10.2 will survive for a period of [*] from the first sale of a Licensed Product or a Commercial Product to a consumer in connection with a national or regional rollout of such Licensed Product or Commercial Product, respectively.

10.5                        No Other Representations and Warranties.   Neither Party makes any representations or warranties other than as expressly set forth in this Article 10.

11.                               TERMINATION.

11.1                        If P&G, acting in its sole discretion, does not sign a Project Commitment Document for a First Tooth Whitening Product incorporating the Corium Technology prior to the date that is one (1) year from the Effective Date (the “Anniversary Date”), then P&G shall have the option, acting at its sole discretion, to terminate this Agreement and the Services Agreement, subject to the terms of Paragraph 11.3, upon prior written notice to Corium before the Anniversary Date and all licenses, rights, and obligations of both parties hereunder shall then terminate, except for those rights and obligations that are specifically intended to survive any expiration or termination of this Agreement.

11.1.1        In the event P&G does not terminate this Agreement under Paragraph 11.1, then the license granted to P&G pursuant to Section 2 of this Agreement shall become perpetual and irrevocable; and

11.1.2        The First Signing Payment and Second Signing Payment to Corium by P&G under Paragraphs 4.1.1 and 4.1.2 shall become non-refundable.

11.2                        In the event this Agreement terminates pursuant to Paragraph 11.1 on the Anniversary Date:

*Confidential Treatment Requested.

11.2.1        The First Signing Payment and the Second Signing Payment shall be fully refunded to P&G by Corium in the amount of [*] within [*] of the Anniversary Date; and

11.2.2        Within [*] of the Anniversary Date, Corium shall grant and transfer to P&G, without additional consideration, [*] shares of the Corium’s Common Stock to represent [*] of (i) the issued and outstanding Common Stock of the Company as of the Effective Date and (ii) the shares of Common Stock reserved for issuance upon the exercise of outstanding options to purchase shares of the Company’s Common Stock (the “Stock Remittance”) outstanding as of the Effective Date.  The shares constituting the Stock Remittance shall have rights, preferences, privileges and restrictions identical to those set forth in the Certificate of Incorporation of Corium.

11.2.3        All licenses under Section 2 of this Agreement shall terminate.

11.3                        Survival of Certain Obligations.  Paragraph 10.4 and Sections 12, 13, 15, 16 and 17 hereof shall survive any termination, in whole or in part, of this Agreement, provided that in no event shall the obligations of Corium in Section 13 survive for more than [*] after the termination or expiration of the Services Agreement and in no event shall such obligations survive the termination of this Agreement or the Services Agreement if this Agreement is terminated by P&G in accordance with Paragraph 11.1 of this Agreement or the Services Agreement is terminated by P&G in accordance with Paragraph 6.2.4 of the Services Agreement.  The termination of this Agreement will not relieve either Party of any liability it may have to the other Party arising out of or relating to acts or omissions occurring prior to termination.

12.                               CONFIDENTIALITY

12.1                        During the term of this Agreement, both Parties may be exposed to certain information of the other Party, not generally known to the public, which has been identified by the disclosing party (the “Disclosing Party”) at the time of disclosure as being confidential by means of an appropriate marking, or, if disclosed orally or visually, shall be confirmed in writing as confidential within thirty (30) days of the oral or visual disclosure (collectively the “Confidential Information”).  The Party receiving the Confidential Information (the “Receiving Party”) shall keep the Disclosing Party’s Confidential Information in confidence, using measures no less protective than the Receiving Party takes to protect its own confidential information of like nature, which in no event will be less than a reasonable standard of care.   The Receiving Party shall not use, copy or disclose the Confidential Information to any third party, nor permit any of its personnel to use, copy or disclose the Confidential Information, for any purpose not specifically contemplated by this Agreement or the Services Agreement.  For the avoidance of doubt, it is understood by the Parties that disclosure of Confidential Information by P&G to suppliers, contract manufacturers, testing organizations or consumer testing, or consultants for the purposes of market testing, product development or manufacture within the P&G Fields of Use or for a specific product application under Paragraph 2.5 constitute purposes specifically contemplated by this Agreement and/or the Services Agreement.

12.2                        Exceptions.  The obligations in this Section 12 (Confidential Information) shall not preclude the Receiving Party from using or disclosing the same or similar information which may be the same as the Disclosing Party’s Confidential Information to the extent that such same

*Confidential Treatment Requested.

or similar information (i) was or later becomes, through no act or omission on the part of the Receiving Party, generally available to or available to the public; (ii) was rightfully in the possession of the Receiving Party at the time of disclosure by the Disclosing Party, without restriction as to use or disclosure; (iii) is hereafter acquired by the Receiving Party from a third party who, in providing such information, does not breach an obligation or confidence and provides such information without restriction as to use or disclosure; or (vi) is independently conceived, created, or developed by the Receiving Party without use of or access to the other party’s Confidential Information. The provisions of Section 12 (Confidential Information) will not restrict a Party from disclosing the other Party’s Confidential Information to the extent required by any law or regulation; provided that the Party required to make such a disclosure uses reasonable efforts to give the other Party reasonable advance notice of such required disclosure in order to enable the other Party to prevent or limit such disclosure.

13.                               NONCOMPETE.  Except for only those products and those activities directly arising out of Corium’s rights in the Corium Retained Field, during the term of the Product Development and Services Agreement and for a period of [*] thereafter, Corium by itself or through third parties shall not directly or indirectly enter into the research, development, prototyping, testing, manufacture, supply, marketing, distribution, sale, promotion, or commercialization of any compounds, materials, or products, that would compete with the Licensed Products in the P&G Fields of Use and/or the P&G Primary Field of Use to be developed and commercialized under this Agreement by P&G or its licensees by: (i) developing, prototyping, conducting research on, manufacturing, supplying, marketing, selling or distributing any such products or products competing with such products; (ii) licensing any Intellectual Property to any third party other than P&G for use in connection with the research, development, prototyping, testing, manufacture, supply, marketing, distribution, sale, promotion, or commercialization of any such compounds, materials, or products; (iii) consulting with, supplying compounds, materials, or products to, cooperating with or providing services to, any third party other than P&G with respect to the research, development, prototyping, testing, manufacture, supply, marketing, distribution, sale, promotion, or commercialization of any such compounds, materials, or products; or (iv) investing in any third party, that engages in the research, development, prototyping, testing, manufacture, supply, marketing, distribution, sale, promotion, or commercialization of such products, (collectively, the “Restricted Business”); provided, however, that this restriction shall not apply to Corium directly acquiring a non-controlling ownership interest of less than [*] of the equity of a public or private company that engages in a Restricted Business if Corium acquires such equity stake in such company primarily in exchange for obtaining rights (either via an outright assignment or a license) access to technology owned by such company and that is unrelated to the Restricted Business and such company’s market cap does not exceed [*].  In addition, Corium may acquire a less than [*] equity stake in any publicly traded or private company that derives less than [*] of its revenues from the Restricted Business.

14.                               COMMERCIAL PRODUCT MANUFACTURING.  If requested by P&G, and on terms and conditions to be agreed at such time, Corium shall assist P&G in defining the most cost effective and efficient supply chain design (manufacturing process and sourcing options) for the sourcing, supply, and manufacturing of large-scale quantities of prototype product and Licensed Product for subsequent development and commercial sale. Corium, at its election, shall provide P&G with its proposed terms (financial and other) for the supply and contract

*Confidential Treatment Requested.

manufacturing of Licensed Product (or components thereof containing the Corium Technology). P&G shall consider such proposal in good faith but shall not be obligated to enter into a supply or contract manufacturing agreement with Corium for the supply of any Licensed Product (or components thereof containing the Technology).

15.                               INDEMNIFICATION

15.1                        By P&G.  From and after the Effective Date, P&G will indemnify, defend and hold harmless Corium and its Affiliates and their respective directors, officers, shareholders, partners, attorneys, accountants, and employees and any agents of the foregoing and any heirs, executors, successors and assigns of any of the foregoing (the “Corium Indemnified Parties”) from, against and in respect of any damages, losses, charges, obligations, Liabilities, Actions, interest, penalties and reasonable costs and expenses (including, without limitation, reasonable attorneys’ and experts’ fees and expenses incurred to enforce successfully the terms of this Agreement) (“Corium Losses and Expenses”) imposed on, sustained, incurred or suffered by any of the Corium Indemnified Parties relating to, arising from or otherwise in respect of any breach of, or inaccuracy in, a representation or warranty of P&G hereunder, or breach of (i) a covenant or other agreement of P&G hereunder, or (ii)  any Action brought by a third party against a Corium Indemnified Party arising from or related to P&G’s manufacturing, sale, marketing, distribution, or other exploitation of a product covered by the Corium Patents and/or the Technology; provided, however, that P&G shall have no obligation to indemnify Corium for any Corium Losses and Expenses for which indemnification is sought if (i) such Corium Losses and Expenses were also caused by, relate to or involve a breach of, or inaccuracy in, any covenant, obligation, representation or warranty of Corium provided to P&G in this Agreement or (ii) such Corium Losses and Expenses result from or arise out of an action or omission of Corium or involve any culpability of Corium relating in any way to [*] prior to or after the Effective Date, including, but not limited to, any contractual obligations between [*] and Corium, any intellectual property owned or licensed to [*] by Corium, any conduct by, between or on behalf of [*].

15.2                        By Corium.  From and after the Effective Date, Corium will indemnify, defend and hold harmless P&G and its Affiliates and licensees and their respective directors, officers, shareholders, partners, attorneys, accountants, and employees and any agents of the foregoing and any heirs, executors, successors and assigns of any of the foregoing (the “P&G Indemnified Parties”) from, against and in respect of any damages, losses, charges, obligations, Liabilities, Actions, interest, penalties and reasonable costs and expenses (including, without limitation, reasonable attorneys’ and experts’ fees and expenses incurred to enforce successfully the terms of this Agreement) (“P&G Losses and Expenses”) imposed on, sustained, incurred or suffered by any of the P&G Indemnified Parties relating to, arising from or otherwise in respect of any breach of, or inaccuracy in, a representation or warranty of Corium hereunder, or breach of (i) a covenant or other agreement of Corium hereunder, or (ii)  any Action brought by a third party against a P&G Indemnified Party arising from or related to Corium’s manufacturing, sale, marketing, distribution, or other exploitation of a product covered by the Corium Patents and/or the Technology; provided, however, that Corium shall have no obligation to indemnify P&G for any P&G Losses and Expenses for which indemnification is sought if such P&G Losses and

*Confidential Treatment Requested.

Expenses were also caused by, relate to or involve a breach of, or inaccuracy in, any covenant, obligation, representation or warranty of P&G provided to Corium in this Agreement.

15.3                        Third Party Claims.  The “Indemnified Parties” shall mean the Corium Indemnified Parties and the P&G Indemnified Parties.  If a claim by a third party is made against an Indemnified Party hereunder, and if such Indemnified Party intends to seek indemnity with respect thereto under this Section 15, such Indemnified Party will promptly notify Corium, in the case of a P&G Indemnified Party, or P&G, in the case of a Corium Indemnified Party (such person to be notified, the “Indemnifying Party”) in writing of such claims setting forth such claims in reasonable detail, provided that failure of such Indemnified Party to give prompt notice as provided herein will not relieve the Indemnifying Party of any of its obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure.  The Indemnifying Party will have twenty (20) days after receipt of such notice to undertake, through counsel of its own choosing, subject to the reasonable approval of such Indemnified Party, and at its own expense, the settlement or defense thereof, and the Indemnified Party will cooperate with it in connection therewith; provided, however, that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel will be borne by such Indemnified Party.  If the Indemnifying Party will assume the defense of a claim, it will not settle such claim without the prior written consent of the Indemnified Party, (a) unless such settlement includes as an unconditional term thereof the giving by the claimant of a release of the Indemnified Party from all Liability with respect to such claim or (b) if such settlement involves the imposition of equitable remedies or the imposition of any material obligations on such Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder.  If the Indemnifying Party will assume the defense of a claim, the fees of any separate counsel retained by the Indemnified Party will be borne by such Indemnified Party unless there exists a conflict between them as to their respective legal defenses (other than one that is of a monetary nature), in which case the Indemnified Party will be entitled to retain separate counsel, the reasonable fees and expenses of which will be reimbursed by the Indemnifying Party.  If the Indemnifying Party does not notify the Indemnified Party within twenty (20) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party will have the right to contest, settle or compromise the claim but will not thereby waive any right to indemnity therefore pursuant to this Agreement.  The indemnification provisions set forth in this Article 15 are the sole and exclusive means of recovery of money damages with respect to the matters covered herein, except for fraud.

15.4                        Limitation on Losses and Expenses.  Notwithstanding anything to the contrary contained herein, no indemnifying Party shall be liable (including liability for negligence or other tortious act or omission) for (a) any loss of profit, loss of contract or loss of goodwill; or (b) any punitive, indirect or consequential damages pursuant to this Agreement (it being understood that any punitive damages paid by any Indemnified Party to any third party will be considered direct damages, not subject to this Paragraph 15.4).

15.5                        In the event of a breach by Corium of any of its representations or warranties under Paragraphs 10.2.7, 10.2.8, or 10.2.9, P&G may as its remedy acting in its sole discretion elect to either:

15.5.1        Request that Corium i) pay P&G, in cash, a sum equal to [*], and ii) grant and transfer to P&G, without additional consideration, [*] shares of the Corium’s Common Stock to represent [*] of (a) the issued and outstanding Common Stock of the Company as of the Effective Date and (b) the shares of Common Stock reserved for issuance upon the exercise of outstanding options to purchase shares of the Company’s Common Stock (the “Stock Remittance”) outstanding as of the Effective Date, wherein the shares constituting the Stock Remittance shall have rights, preferences, privileges and restrictions identical to those set forth in the Certificate of Incorporation of Corium; or

15.5.2        Seek indemnification from Corium under Paragraph 15.2.

16.                               DISPUTE RESOLUTION

16.1                        Notice and Negotiation.  In the event of any dispute or disagreement arising out of this Agreement, the Parties shall attempt to resolve the matter by submitting it for resolution to the Vice President of Research and Development of Corium and the Vice President of Corporate Research and Development of P&G. If these representatives are unable to resolve such dispute to the satisfaction of both Corium and P&G within thirty (30) days after the date on which the dispute was submitted to such representatives, the dispute shall be subject to the process described in Paragraph 16.2 below.  Notwithstanding anything to the contrary contained in this Agreement, if representatives of the Parties are unable to resolve a dispute relating to a material breach of an obligation, covenant or right under either:   i) Section 2 of this Agrement as it relates to the Corium Core Field, ii) Section 2 of this Agreement as it relates to Licensed Products within the P&G Primary Field of Use, or iii) Section 12 (Confidentiality) of this Agreement, to the satisfaction of both Corium and P&G within thirty (30) days after the date on which the dispute was submitted to such representatives, the dispute shall not be subject to the process described in Paragraph 16.2 and either Party may seek injunctive relief.

16.2                        Arbitration.  P&G and Corium will attempt to settle any claim, controversy or deadlock through consultation and negotiation in good faith and a spirit of mutual cooperation.  If such attempt fails, the Parties agree to submit to binding arbitration that will be governed by the rules and procedures of the American Arbitration Association, with the requirement that the decision being issued by a written decision and opinion signed by an independent three-person panel.  Such arbitration shall take place in the State of New York.  Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof.

17.                               MISCELLANEOUS

17.1                        Assignment.  Except as expressly permitted herein, Corium may not assign, whether by operation of law or otherwise, any right or delegate any obligation under this Agreement without the prior written consent of P&G, which shall not be unreasonably withheld by P&G, and any attempted assignment or delegation except as permitted herein shall be null and void.

17.2                        Governing Law; Venue.  This Agreement and the Parties’ respective rights and obligations hereunder will be governed by and construed in accordance with the laws of the State

*Confidential Treatment Requested.

of New York, without giving effect to that body of laws pertaining to conflict of laws, whether common law or statutory.

17.3                        Severability.  If any provision of this Agreement is held to be void or contrary to law, such provision will be construed as nearly as possible to reflect the intention of the Parties, with the other provisions remaining in full force and effect.

17.4                        Entire Agreement.  This Agreement, together with any exhibits, appendixes and attachments hereto, constitutes the complete and exclusive agreement between the Parties regarding the subject matter hereof, and supersedes all previous written or verbal agreements relating on this subject matter between the Parties, and all previous writings are merged and superseded by this Agreement.  This Agreement may be modified only by a written document signed by all the Parties hereto.

17.5                        Bankruptcy.  In the event Corium seeks or involuntarily placed under the protection of the bankruptcy laws, Title XI U.S. Code, and the trustee in bankruptcy rejects this Agreement, P&G hereby elects, pursuant to Section 365(n), to retain all rights granted to it under this Agreement to the extent permitted by law.

17.6                        Counterparts.  This Agreement may be executed in one or more counterparts, and by different Parties on separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same original.

17.7                        Notices.  Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following:  (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the Parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by facsimile or by express courier.  Notices by facsimile shall be machine verified as received.  All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other Parties hereto as follows:

(a)                                 if to P&G

The Procter & Gamble Company

One Procter & Gamble Plaza

Cincinnati, Ohio 45202

Attention: [*]

Senior Counsel, Legal Division

Tel:  [*]

Fax:  [*]

Email:  [*]

With copies to:

The Procter & Gamble Company

One Procter & Gamble Plaza

Cincinnati, Ohio 45202

Attention: Jeffrey D. Weedman

Vice President, External Business Development

(b)                                 if to Corium:

Corium International, Inc.

2686 Middlefield Road, Suite G

Redwood City, CA 94063

Attention: Gary W. Cleary, President and Chief Technical Officer

With copies to:

Fenwick & West LLP

Silicon Valley Center

801 California Avenue

Mountain View, CA 94041

Attention: Ralph Pais, Esq.

Tel:  650-335-7238

Fax:  650-938-5200

Email:  rpais@fenwick.com

17.8                        Press Releases.  Neither party will issue a press release or other public announcement respecting this Agreement without the prior written consent of the other Party.

17.9                        Force Majeure.  Should either Party be prevented from performing its obligations under this Agreement by an event of force majeure, such as an earthquake, typhoon, flood, fire, act of war, act of the public enemy, act of terrorism, act of God or any other unforeseen event the happening and consequences of which are unpreventable and unavoidable, the prevented Party shall notify the other Party by the most expedient means available (fax, telex or express mail being acceptable in any event) without any delay, and within fifteen (15) days thereafter provide detailed information of the events and, if applicable and available, a valid document for evidence issued by the relevant public notary organization explaining the reason for its inability to perform or delay in the performance of all or part of this Agreement.  The Parties shall discuss in good

*Confidential Treatment Requested.

faith, taking into account the effects of the force majeure and other unforeseen events on the performance of the obligations under this Agreement, whether to (a) exempt the prevented Party from performing part or all of its obligations under this Agreement or (b) delay the performance of the affected obligations under this Agreement.  In the absence of any such agreement, no Party shall be excused from its performance hereunder once the event of force majeure has subsided.

17.10                 Further Assurances.  The Parties agree to execute such further documentation and perform such further actions, including the recordation of such documentation with appropriate authorities, as may be reasonably requested by the other Party hereto to evidence, effectuate and further the purposes and intents set forth in this Agreement.

17.11                 Amendments and Waivers.  This Agreement may be amended only by a written instrument executed by both Parties.  Any amendment effected in accordance with the immediately preceding sentence will be binding on all of the Parties to this Agreement.  No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

17.12                 Severability.  If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof will not be in any way impaired, it being intended that all rights, powers and privileges of the Parties hereto will be enforceable to the fullest extent permitted by law.

17.13                 No Third Party Beneficiaries.  Except for the rights of the Indemnified Parties pursuant to Article 13, nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties hereto or their respective successors and permitted assigns, any rights, remedies, benefits, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

[Remainder of this page intentionally left blank.  Signature page follows on separate page.]

IN WITNESS WHEREOF, the parties hereto caused this License Agreement to be duly executed as of the date first written above.

CORIUM INTERNATIONAL, INC.

By:	/s/ Gary W. Cleary

	Name:	Gary W. Cleary
	Title:	President and Chief Technical Officer

THE PROCTER & GAMBLE COMPANY

By:	/s/ Clayton C. Daley, Jr.
	Name:	Clayton C. Daley, Jr.
	Title:	Chief Financial Officer

EXHIBIT A

PENDING AND ISSUED CORIUM PATENTS

(For pending applications, no representation is being made that claims will issue or that the indicated list of inventors will be correct if claims do issue)

[*] Confidential treatment is requested for the following thirteen pages.

*Confidential Treatment Requested.

EXHIBIT B

CURRENT [*] PRODUCTS

[*]

Confidential treatment is requested for the following six pages.

*Confidential Treatment Requested.

EXHIBIT C

CORIUM PATENTS EXCLUDING PATENTS THAT RELATE TO [*]

PENDING AND ISSUED CORIUM PATENTS

(For pending applications, no representation is being made that claims will issue or that the indicated list of inventors will be correct if claims do issue)

[*] Confidential treatment is requested for the following six pages.

*Confidential Treatment Requested.

EXHIBIT D

GENERATION IV PRODUCT DESCRIPTION

The Generation IV tooth whitening product will comprise [*].  [*]  The physical attributes of appearance, color, size, shape, taste will be finalized per consumer panel study directed by P&G.

*Confidential Treatment Requested.

EXHIBIT E

GENERATION V PRODUCT DESCRIPTION

The Generation V tooth whitening product will comprise [*].  [*]  The physical attributes of appearance, color, size, shape, taste will be finalized per consumer panel study directed by P&G.

*Confidential Treatment Requested.

EXHIBIT F

MICRONEEDLE TECHNOLOGY

The Microneedle Technology consists of the following patents, patent applications, trade secrets and know-how:

P&G MICRONEEDLE PATENTS AND PATENT APPLICATIONS

[*]

P&G MICRONEEDLES TRADE SECRETS & KNOW HOW

[*]

*Confidential Treatment Requested.

EXHIBIT G

CORIUM TRADEMARKS

MARK	TRADEMARK CLASS(ES)	STATUS, PUBLIC NUMBERS, FILING AND PUBLICATION DATES
CORIUM		Allowed.
CORPLEX		Pending.